MATADOR RESOURCES COMPANY ANNOUNCES PROMOTION OF ROBERT T. MACALIK TO CHIEF FINANCIAL OFFICER

DALLAS, Texas, September 30, 2025 -- Matador Resources Company (NYSE: MTDR) (“Matador”) today announced the promotion of Robert T. Macalik to Executive Vice President and Chief Financial Officer. Mr. Macalik will continue to serve as the Chief Financial Officer of San Mateo Midstream, LLC (“San Mateo”), Matador’s midstream joint venture. Mr. Macalik joined Matador in July 2015 as Vice President and Chief Accounting Officer and most recently served as the Company’s Executive Vice President – Administration and Finance. Mr. Macalik will assume the role of Chief Financial Officer from William D. Lambert, who ceased serving as Chief Financial Officer on September 24, 2025. Mr. Lambert’s cessation of service as Chief Financial Officer is not related to any financial or accounting issue or any disagreement with Matador on any matter relating to Matador’s operations, policies or practices.

Joseph Wm. Foran, Matador’s Founder, Chairman and Chief Executive Officer, stated, “Rob has been a strong leader at Matador since joining us in 2015. Not only has he demonstrated technical expertise in accounting and finance but has enhanced our accounting department, including expanding the number of CPAs in the department, while working with the broader management team to formulate and execute Matador’s business plan. Rob’s past experience at oil and gas companies, including working with companies in the oil and gas industry when he was at a big four accounting firm, and his knowledge of Matador and our shareholder outreach efforts uniquely position him to head our finance team as Chief Financial Officer. The Board and I congratulate him on his appointment.”

Mr. Macalik has been a part of Matador’s management and finance teams as well as a leader of the IT Committee for over ten years. Mr. Macalik has also been an integral member of Matador’s team interfacing with shareholders, financial analysts and other market participants. Joining Matador in July 2015 as Vice President and Chief Accounting Officer, Mr. Macalik was promoted to Senior Vice President in November 2017 and Executive Vice President in April 2022. In June 2025, Mr. Macalik was promoted to Executive Vice President – Administration and Finance of Matador and Executive Vice President and Chief Financial Officer of San Mateo.

Prior to joining Matador, from 2012 to 2015, Mr. Macalik worked at Pioneer Natural Resources Company as Corporate Controller and, previously, as Director of Technical Accounting and Financial Reporting. At Pioneer, Mr. Macalik supervised corporate accounting and financial reporting functions. Prior to joining Pioneer, he was a Senior Manager with PricewaterhouseCoopers (PwC), joining the public accounting firm in 2002. During his tenure with PwC, Mr. Macalik conducted and managed audits for various companies, primarily public companies in the oil and natural gas industry, and managed numerous client relationships.

Mr. Macalik received a Bachelor of Arts degree in History, a Bachelor of Business Administration degree and a Master of Professional Accounting degree all from The University of Texas at Austin in 2002. He is a licensed Certified Public Accountant in the State of Texas.

About Matador Resources Company

Matador is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with an emphasis on oil and natural gas shale and other unconventional plays. Its current operations are focused primarily on the oil and liquids-rich portion of the Wolfcamp and Bone Spring plays in the Delaware Basin in Southeast New Mexico and West Texas. Matador also operates in the Haynesville shale and Cotton Valley plays in Northwest

Louisiana. Additionally, Matador conducts midstream operations in support of its exploration, development and production operations and provides natural gas processing, oil transportation services, natural gas, oil and produced water gathering services and produced water disposal services to third parties.

For more information, visit Matador Resources Company at www.matadorresources.com.

Contact Information

Mac Schmitz
Senior Vice President - Investor Relations
(972) 371-5225
investors@matadorresources.com

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